UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2006

SUMMIT FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	0-29337	05-0577932
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 North Federal Highway Suite 310 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (561) 338-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2006, we entered in to an employment agreement (the “Agreement”), effective as of January 1, 2007, with Marshall T. Leeds, our Chairman of the Board, Chief Executive Officer, and President. The Agreement supersedes our prior employment agreement with Mr. Leeds which expired pursuant to its terms on December 31, 2006. The Agreement is for a term of five years commencing on January 1, 2007, with successive one-year automatic renewal terms, unless earlier terminated in accordance with the Agreement.

In accordance with the terms of the Agreement, Mr. Leeds will receive a base annual salary of $250,000 (subject to yearly increases of 5%), together with a non-discretionary bonus equal to 10% of the Company’s Earnings (as such term is defined in the Agreement), subject to a yearly limitation of $200,000 in 2007, $300,000 in 2008 and $400,000 thereafter. Mr. Leeds will also receive ten year options to acquire up to 2.5% of the Company’s issued and outstanding shares of common stock at an exercise price of $.32 and up to 2.5% of the Company’s issued and outstanding shares of common stock at an exercise price of $.35, in both cases such amounts being subject to adjustment for additional issuances of common stock over a 12 month period of time. Among other things, the Agreement also provides that Mr. Leeds would be compensated for the duration of the term of the Agreement, in the event Mr. Leeds’ employment is terminated as a result of a change-in-control, as defined in the agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement, dated as of December 31, 2006, and effective as of January 1, 2007, by and between Marshall T. Leeds and Summit Financial Services Group, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: December 31, 2006	/s/ Steven C. Jacobs
Steven C. Jacobs
Chief Financial Officer

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